UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   December 8, 2006

FOREST OIL CORPORATION

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On December 8, 2006, two subsidiaries of Forest Oil Corporation (“Forest”), Forest Alaska Operating LLC (“Forest Alaska”) and Forest Alaska Holding LLC (“Forest Holding”), entered into term loan financing arrangements in the aggregate principal amount of $375,000,000.  The financing is comprised of two term loan facilities, including a $250,000,000 first lien credit agreement (“First Lien Agreement”) among Forest Alaska as borrower, Forest Holding, Credit Suisse, as administrative agent and collateral agent, JPMorgan Chase Bank, N.A. (“JPMorgan”), as syndication agent, and the lenders from time to time party thereto, and a $125,000,000 second lien credit agreement (“Second Lien Agreement”, the First Lien Agreement and the Second Lien Agreement collectively, the “Credit Agreements”) among Forest Alaska, as borrower, Forest Holding, Credit Suisse as administrative agent and collateral agent, JPMorgan, as syndication agent and the lenders from time to time party thereto.  Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc., acted as co-lead arrangers and joint bookrunners for each Credit Agreement.  The loan proceeds were used to fund a $350,000,000 distribution to Forest and to provide Forest Alaska working capital for its operations and pay transaction fees and expenses.  Interest on the loans will be determined based on an adjusted LIBO rate or at a rate based off of the federal funds rate, at the election of Forest Alaska.  The loans under the First Lien Agreement will become due on December 8, 2010 and the loans under the Second Lien Agreements will become due on December 8, 2011.

As previously announced, effective as of October 31, 2006, Forest transferred the majority of the assets associated with its Alaska business unit to Forest Alaska.  In connection with the transfer of the Alaska assets to Forest Alaska, Forest Alaska entered into an intercompany services agreement with Forest.  Under the services agreement, Forest will provide Forest Alaska with services, personnel and equipment necessary for the conduct of its business and Forest will continue to operate certain oil and gas properties that were transferred to Forest Alaska.  Forest and Forest Holding also entered into federal and state tax allocation agreements that concern the payment of federal and state income taxes and other tax matters.  The obligations of Forest Alaska and Forest Holding under the First Lien Agreement and Second Lien Agreement and related loan documents are secured on a first priority and second priority basis, respectively, by substantially all of the assets and the equity interests in Forest Alaska together with the assets of Forest Holding.  The loans and obligations of Forest Alaska and Forest Holding under the Credit Agreements and related loan documents are non-recourse to Forest and any of its other assets.

The Credit Agreements include terms and covenants that place limitations on certain types of activities that may be conducted by Forest Alaska and Forest Holding.  The terms include restrictions or requirements with respect to additional debt, liens, investments, hedging activities, acquisitions, dividends, mergers, sales of assets, transactions with affiliates, and capital expenditures.  In addition, the Credit Agreements include financial covenants addressing limitations on PV10 to total debt and first lien debt, interest coverage and leverage ratios.

As required by the terms of the Credit Agreements, at the time of closing of the transactions on December 8, 2006, Forest Alaska had entered into commodity price hedging agreements with affiliates of Credit Suisse and JPMorgan covering over 75% of its anticipated crude oil and natural gas production for the next three years.  Going forward, Forest Alaska is required to at all times maintain hedges covering at least 60%, but not greater than 80%, of its anticipated crude oil and natural gas production over a rolling 12-month period and enter into and maintain, for at least three years, interest rate hedges that cap or fix the interest rates applicable to at least 50% of the outstanding loans under the Credit Agreements.

Repayments on the loans outstanding under the First Lien Agreement are due at the end of each calendar quarter, while the loans under the Second Lien Agreement are scheduled for repayment on the maturity date.  In addition, Forest Alaska is obligated to make mandatory prepayments annually using its excess cash flow and the proceeds associated with certain equity issuances, asset sales, and incurrence of additional indebtedness.  Under certain circumstances involving a change in control involving Forest Holding or Forest Alaska, the Credit Agreements also require Forest Alaska to repurchase outstanding loans put to it by the lenders and, depending on the date of any such repurchase, the repurchase price may include a premium.  Upon an event of default, a majority of the lenders under each of the Credit Agreements may request the Agent to declare the loans immediately payable.  Under certain circumstances involving insolvency, the loans will automatically become immediately due and payable.

Forest plans to file the First Lien Agreement and the Second Lien Agreement as exhibits to its annual report on Form 10-K.

From time to time, Forest, Credit Suisse, JPMorgan and the other lenders party to the Credit Agreements engage in other transactions, including securities offerings where Credit Suisse, JPMorgan and/or a lender or an affiliate of these parties may serve as an underwriter or initial purchaser of the securities and hedging arrangements where Credit Suisse, JPMorgan and/or such other lenders may be a counterparty to the hedging arrangement.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated: December 12, 2006	By	/s/ Cyrus D. Marter IV
Cyrus D. Marter IV
Vice President –
General Counsel and Secretary